Exhibit 10.13

OFFER SUMMARY

December 2, 2022

Brian Carolan

[Personal information redacted]

[Personal information redacted]

Dear Brian,

We are pleased to welcome you to the team as the Chief Financial Officer starting on December 12, 2022. We look forward to having you on board to help build SailPoint into a world-class leader in our market. The offer summary is as follows:

1.	Remuneration.

Base Salary: SailPoint will pay you an annual base salary of USD $425,000, paid semi-monthly (on the 15th and last day of each month), consistent with our standard payroll procedures and reduced by payroll deductions and all required withholdings.

Annual Bonus: You will be eligible for a bonus target of 60% of your annual base salary, subject to your continued employment and based on (a) the Company’s performance in achieving corporate goals as set forth by the board (the “Board”) of SailPoint Parent, LP (“Parent”), in its discretion, and (b) your individual performance.

Equity: Subject to approval by the Board, you will be eligible for an incentive equity grant in the form of 925,926 Class B Units of Parent or comparable equity appreciation rights in the Company. The incentive equity units would be granted under and subject to Parent’s standard terms and conditions, including the Limited Partnership Agreement of Parent and a grant agreement signed by you. The incentive equity units will vest over four years in accordance with Parent’s standard vesting terms and will be partially subject to the achievement of certain performance conditions as determined by the Board.

Severance: In the role of CFO, you will be eligible for any severance protection plan that is implemented for senior executives by the Compensation Committee of the Board of Directors.

11120 Four Points Drive, Suite 100 | Austin, Texas 78726 | +l 512-346-2000 | sailpoint.com

2. Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 40l(k) plan. Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

3. Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within 3 business days of the effective date of your employment.

4. Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

5. Proprietary Information, Inventions Assignment and Protective Covenants Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Proprietary Information, Inventions Assignment and Protective Covenants Agreement.

6. General. This offer letter, together with the Proprietary Information, Inventions Assignment and Protective Covenants Agreement, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an authorized officer of SailPoint.

This offer is valid for a period of three business days, at the end of which time you must have returned the signed offer and SailPoint Proprietary Information, Inventions Assignment and Protective Covenants Agreement.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Proprietary Information, Inventions Assignment Agreement.

11120 Four Points Drive, Suite 100 | Austin, Texas 78726 | +l 512-346-2000 | sailpoint.com

Should you have any questions regarding this offer or any other issue, please contact your recruiter at 512.346.2000.

Brian, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

AGREED AND ACCEPTED:

/s/ Brian Carolan

Employee Name: Brian Carolan

Dated: Dec 6, 2022

11120 Four Points Drive, Suite 100 | Austin, Texas 78726 | +l 512-346-2000 | sailpoint.com